Clifton Bancorp Inc. Announces
 Financial Results for the Quarter Ended June 30, 2014

Clifton, New Jersey – July 30, 2014 -- Clifton Bancorp Inc. (NasdaqGS: CSBK), the holding company for Clifton Savings Bank, today announced results for the quarter ended June 30, 2014.  Net income for the first quarter was $1.62 million ($0.06 per diluted share).  This compares to net income of $1.75 million ($0.07 per diluted share) for the quarter ended June 30, 2013 and net income of $1.56 million ($0.06 per diluted share) for the quarter ended March 31, 2014.

First Quarter Highlights

●	Completed the conversion to a fully public company on April 1, 2014;
●	Capital strong at 28.9% of total assets at June 30, 2014;
●	Combined cash dividend of $0.12 per common share for the quarters ended December 31, 2013 and March 31, 2014 declared and paid;
●	Loan growth solid at 4.5% quarter over quarter.

           Paul M. Aguggia, the Company’s Chairman, Chief Executive Officer and President, stated, “In our first fiscal quarter since the completion of our conversion to a fully-public company, we have taken several steps to set the stage for future growth. We have instituted several marketing and customer outreach efforts to grow our franchise organically and we are in the process of a core processor change that will bolster our product and service offerings. These initiatives require material investment, but we expect meaningful returns. Our largest expenditures will relate to the system conversion and could reach or exceed $600,000 over the next two quarters. We also continue to emphasize commercial and residential lending as key drivers of revenue, and we are pleased with our solid 4.5% quarter over quarter loan growth.  All of our plans are being pursued with keen focus on maintaining pristine asset quality, expense discipline, and building stockholder value.”

Review of Balance Sheet and Credit Quality

           The Company’s total assets decreased $34.3 million, or 2.7%, to $1.23 billion at June 30, 2014, from $1.27 billion at March 31, 2014. The decrease in total assets was primarily due to the Company’s decision to use excess liquidity to pay down a borrowing during the quarter ended June 30, 2014, as well as manage deposits by allowing certain promotional rates to expire. In addition, the stock subscription deposits received in connection with the Company’s second-step conversion were reflected in the Company’s total assets at March 31, 2014.  Net loans increased $26.4 million, or 4.5%, to $611.0 million at June 30, 2014 from $584.5 million at March 31, 2014 mainly due to origination volume and purchases of one- to four-family loans being higher than repayment levels. One- to four-family loans increased 2.6% from last quarter. The increase in net loans for the period also includes an increase in multi-family and commercial real estate loans of $13.1 million, or 28.1%, quarter over quarter.  Securities, including both available for sale and held to maturity issues, increased $48.3 million, or 11.4%, to $470.6 million at June 30, 2014 from $422.3 million at March 31, 2014, primarily as a result of deployment of cash received in the second step conversion. Cash and cash equivalents decreased $107.6 million, or 55.8%, to $85.0 million at June 30, 2014 from $192.6 million at March 31, 2014, because of the inclusion of stock subscription deposits of $154.3 million at March 31, 2014.  After the completion of the second-step conversion, a large portion of cash and cash equivalents were redeployed into higher- yielding assets.

           Deposits decreased $27.3 million, or 3.6%, to $736.6 million at June 30, 2014 from $763.9 million at March 31, 2014, mainly due to the withdrawal of monies previously received from a promotional rate passbook account. In addition, $5.9 million in deposits outstanding on March 31, 2014 were used to purchase stock in the subscription offering.  Borrowed funds decreased $15.0 million, or 10.5%, to $127.5 million at June 30, 2014 from $142.5 million at March 31, 2014, as one borrowing was repaid in accordance with its original terms during the period. The average rate of outstanding borrowings as of June 30, 2014 was 1.83%. All outstanding borrowings are with the Federal Home Loan Bank of New York.

            Total stockholders’ equity increased $162.4 million, or 83.6%, to $356.5 million at June 30, 2014 from $194.1 million at March 31, 2014. The increase resulted primarily from net proceeds from the second-step conversion of $163.3 million, and net income of $1.6 million, partially offset by cash dividends paid of $3.0 million.

           Non-accrual loans increased $339,000, or 6.6%, to $5.5 million at June 30, 2014 from $5.1 million at March 31, 2014.  Included in non-accrual loans at June 30, 2014 were thirteen loans totaling $3.0 million that were current or less than 90 days delinquent but which were previously 90 days or more delinquent and on a non-accrual status until there is a sustained period of repayment performance (generally six months).  The percentage of non-performing loans to total loans increased to 0.89% at June 30, 2014, from 0.88% at March 31, 2014.  The percentage of allowance for loan losses to nonperforming loans decreased to 57.12% at June 30, 2014 from 59.84% at March 31, 2014.

            During the three months ended June 30, 2014, net charge-offs totaled $84,000 as compared to $92,000 during the three months ended March 31, 2014, and $40,000 during the three months ended June 30, 2013.  For the three months ended June 30, 2014, there were charge-offs on two one- to four-family residential real estate loans. The charge-off for the three months ended March 31, 2014 related to one one- to four-family residential real estate loan, net of a partial recovery from a private mortgage insurance claim on a loan that was charged-off in late 2012.  For the 2013 period, the charge-off related to a one- to four-family residential real estate loan, net of a partial recovery from a private mortgage insurance claim on the same loan noted above.

Income Statement Review

           Net interest income increased $728,000, or 12.8%, for the three months ended June 30, 2014, to $6.40 million, as compared to $5.67 million for three months ended June 30, 2013, reflecting an increase of $91.1 million in average net interest-earning assets partially offset by a decrease of 3 basis points in net interest margin.  Average interest-earning assets increased $138.0 million, or 14.4%, during the three months ended June 30, 2014, as compared to the three months ended June 30, 2013, which consisted of increases of $124.9 million in loans, $15.5 million in investment securities, and $30.5 million in other interest-earning assets, partially offset by a decrease of $32.9 million in mortgage-backed securities. The average balance of loans increased as the Bank continues to emphasize the growth of its loan portfolio (through loan originations, as supplemented by purchased loans) while repayment levels declined as fewer borrowers sought to refinance. Investment securities increased with the deployment of second step conversion proceeds into higher-yielding agency and municipal securities. Other interest-earning assets increased as some funds received from the subscription offering remained in cash and cash equivalents. Mortgage-backed securities decreased due to principal repayments of securities exceeding purchases as funds were redeployed into loans and other investment securities. Average interest-bearing liabilities increased $47.0 million, or 5.7%, during the three months ended June 30, 2014, primarily as a result of an increase of $78.8 million in borrowings, mostly originated in late 2013, which were used primarily to fund loan growth, partially offset by a decrease of $31.8 million in deposits.

           The provision for loan losses decreased $42,000, or 23.3%, to $138,000 for the three months ended June 30, 2014 as compared to $180,000 for the three months ended June 30, 2013. The decrease in the provision for loan losses for the three months ended June 30, 2014 was mainly the result of more favorable trends in qualitative factors for delinquencies included in the periodic review of the general valuation allowance.  During the three months ended June 30, 2014 and 2013, there also were normal recurring adjustments made to the historical loss and other qualitative factor components of the Bank’s general valuation allowance.

           Non-interest income decreased $535,000, or 60.6%, to $348,000 for the three months ended June 30, 2014, as compared to $883,000 for the three months ended June 30, 2013. The decrease was mainly due to a $566,000 gain on sale of securities being included in the 2013 period.

           Non-interest expenses increased $464,000, or 12.6%, to $4.14 million for the three months ended June 30, 2014, as compared to $3.67 million for the three months ended June 30, 2013. The increase was primarily the result of increases of $376,000, or 18.4%, in salaries and employee benefits, and $71,000, or 15.8%, in other miscellaneous expenses. The increase in salaries and employee benefits in the 2014 period was mainly due to an increase in costs associated with the transition and expansion of our management team, primarily our new Chief Executive Officer hired in January 2014, and a new Executive Vice President hired in April 2014, along with normal annual salary and benefit expense increases, including a $157,000 increase in employee stock ownership plan expense. Miscellaneous expenses include typical annual increases in operational expenses, as well as expenses associated with new investments in the Bank’s core business.

About Clifton Bancorp Inc.

           Clifton Bancorp Inc. is the holding company of Clifton Savings Bank, a federally chartered savings bank headquartered in Clifton, New Jersey, which currently operates a total of 12 full-service banking offices in northeast New Jersey.

Forward-Looking Statements

           Clifton Bancorp makes forward-looking statements in this news release. These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals.

            Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Clifton Bancorp does not assume any duty and does not undertake to update its forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Clifton Bancorp anticipated in its forward-looking statements and future results could differ materially from historical performance.

            Clifton Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the Company’s loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the Company’s ability to retain key members of management; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties. Clifton Bancorp provides greater detail regarding some of these factors in its Annual Report on Form 10-K filed on June 6, 2014 in the Risk Factors section. Clifton Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s website at www.sec.gov.

Selected Consolidated Financial Condition Data

	At June 30,	At March 31,
	2014	2014
	(In thousands)
Financial Condition Data:
Total assets	$1,231,730	$1,265,990
Loans receivable, net	610,950	584,507
Cash and cash equivalents	85,042	192,581
Securities	470,605	422,295
Deposits	736,557	763,912
FHLB advances	127,500	142,500
Stock subscription deposits	--	154,345
Total stockholders' equity	356,491	194,137

Selected Consolidated Operating Data
	Three Months
	Ended June 30,
	2014	2013
	(In thousands, except
	share and per share data)
Operating Data:
Interest income	$8,712	$8,187
Interest expense	2,311	2,514
Net interest income	6,401	5,673
Provision for loan losses	138	180
Net interest income after provision for
loan losses	6,263	5,493
Non-interest income	348	883
Non-interest expenses	4,137	3,673
Income before income taxes	2,474	2,703
Income taxes	852	955
Net income	$1,622	$1,748
Basic and diluted earnings per share	$0.06	$0.07

Average shares outstanding - basic	25,244	25,279
Average shares outstanding - diluted	25,413	25,509

Average Balance Table

	Three Months Ended June 30,
	2014				2013
			Interest			Interest
	Average		and	Yield/	Average	and	Yield/
	Balance		Dividends	Cost	Balance	Dividends	Cost
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$597,112		$5,676	3.80%	$472,175	$4,812	4.08%
Mortgage-backed securities	306,831		2,365	3.08%	339,772	2,784	3.28%
Investment securities	141,681		590	1.67%	126,176	550	1.74%
Other interest-earning assets	50,128		81	0.65%	19,587	41	0.84%
Total interest-earning assets	1,095,752		8,712	3.18%	957,710	8,187	3.42%

Non-interest-earning assets	149,253				72,586
Total assets	$1,245,005				$1,030,296

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Demand accounts	$56,799		18	0.13%	$57,775	23	0.16%
Savings and Club accounts	143,501		63	0.18%	138,715	91	0.26%
Certificates of deposit	533,040		1,636	1.23%	568,612	1,928	1.36%
Total interest-bearing deposits	733,340		1,717	0.94%	765,102	2,042	1.07%
FHLB Advances	131,250		594	1.81%	52,500	472	3.60%
Total interest-bearing liabilities	864,590		2,311	1.07%	817,602	2,514	1.23%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	12,452				13,445
Other non-interest-bearing liabilities	13,281				11,345
Total non-interest-bearing liabilities	25,733				24,790

Total liabilities	890,323				842,392
Stockholders' equity	354,682				187,904
Total liabilities and stockholders' equity	$1,245,005				$1,030,296

Net interest income			$6,401			$5,673
Interest rate spread				2.11%			2.19%
Net interest margin				2.34%			2.37%
Average interest-earning assets
to average interest-bearing liabilities	1.27	x			1.17

Asset Quality Data
	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	June 30,	March 31,	June 30,
	2014	2014	2013
	(Dollars in thousands)
Allowance for loan losses:
Allowance at beginning of period	$3,071	$3,050	$2,500
Provision for loan losses	138	113	180

Charge-offs	(84)	(103)	(45)
Recoveries	-	11	5
Net charge-offs	(84)	(92)	(40)

Allowance at end of period	$3,125	$3,071	$2,640

Allowance for loan losses to total gross loans	0.51%	0.52%	0.53%
Allowance for loan losses to nonperforming loans	57.12%	59.84%	45.67%

	At June 30,	At March 31,	At June 30,
	2014	2014	2013
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
One- to four-family real estate	$5,188	$4,848	$5,354
Commercial real estate	246	247	250
Consumer real estate	37	37	-
Total nonaccrual loans	5,471	5,132	5,604
Real estate owned	124	-	204
Total nonperforming assets	$5,595	$5,132	$5,808

Total nonperforming loans to total gross loans	0.89%	0.88%	1.17%
Total nonperforming assets to total assets	0.45%	0.41%	0.57%

Selected Consolidated Financial Ratios
Three Months
Ended June 30,
Selected Performance Ratios (1):	2014	2013
Return on average assets	0.52%	0.68%
Return on average equity	1.83%	3.72%
Interest rate spread	2.11%	2.19%
Net interest margin	2.34%	2.37%
Non-interest expenses to average assets	1.33%	1.43%
Efficiency ratio (2)	61.30%	56.03%
Average interest-earning assets to average
interest-bearing liabilities	1.27	x	1.17	x
Average equity to average assets	28.49%	18.24%
Dividend payout ratio	186.56%	88.62%

Capital Ratios (3):
Core (tier 1) capital	20.88%	16.18%
Tier 1 risk-based capital	47.83%	38.62%
Total risk-based capital	48.44%	39.23%

(1) Performance ratio are annualized.
(2) Represents non-interest expense divided by the sum of net interest income and non-interest income including gains and losses on the sale of assets.
(3) Ratios are for Clifton Savings Bank and subsidiary only.

Quarterly Data
	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
	(In thousands except shares and per share data)
Operating Data
Interest income	$8,712	$8,657	$8,583	$8,310	$8,187
Interest expense	2,311	2,343	2,491	2,514	2,514
Net interest income	6,401	6,314	6,092	5,796	5,673
Provision for loan losses	138	113	128	356	180
Net interest income after provision for
loan losses	6,263	6,201	5,964	5,440	5,493
Non-interest income	348	352	311	321	883
Non-interest expenses	4,137	4,171	3,613	3,624	3,673
Income before income taxes	2,474	2,382	2,662	2,137	2,703
Income taxes	852	825	907	732	955
Net income	$1,622	$1,557	$1,755	$1,405	$1,748

Share Data
Basic earnings per share	$0.06	$0.06	$0.07	$0.06	$0.07
Diluted earnings per share	$0.06	$0.06	$0.07	$0.05	$0.07
Dividends per share	$0.12	$-	$0.06	$0.06	$0.06
Average shares outstanding - basic	25,244	25,590	25,387	25,309	25,279
Average shares outstanding - diluted	25,413	25,817	25,643	25,555	25,509
Shares outstanding at period end	26,596	26,529	26,470	26,248	26,242

Financial Condition Data
Total assets	$1,231,730	$1,265,990	$1,099,073	$1,082,866	$1,042,941
Loans receivable, net	610,950	584,507	577,388	554,450	492,204
Cash and cash equivalents	85,042	192,581	11,901	14,812	46,152
Securities	470,605	422,295	450,203	456,023	449,813
Deposits	736,557	763,912	774,529	791,387	789,705
FHLB advances	127,500	142,500	122,500	92,500	52,500
Stock subscription deposits	-	154,345	-	-	-
Total stockholders' equity	356,491	194,137	191,460	188,521	188,322

Asset Quality:
Total nonperforming assets	$5,595	$5,132	$4,561	$5,149	$5,985
Total nonperforming loans to total gross loans	0.89%	0.88%	0.79%	0.85%	1.17%
Total nonperforming assets to total assets	0.45%	0.41%	0.41%	0.48%	0.57%
Allowance for loan losses	$3,125	$3,071	$3,050	$2,950	$2,640
Allowance for loan losses to total gross loans	0.51%	0.52%	0.53%	0.53%	0.53%
Allowance for loan losses to nonperforming loans	57.12%	59.84%	66.87%	62.18%	45.67%
Net charge-offs to average outstanding loans during the period	0.01%	0.02%	0.00%	0.01%	0.01%

As a result of the completion of the Plan of Conversion on April 1, 2014, share and per share data, as appropriate, was adjusted to reflect the 0.9791 exchange ratio for preceding periods.